Exhibit 4.12

CABELA’S INCORPORATED

AMENDMENT NO. 4 TO NOTE AGREEMENTS

AND EXISTING NOTES

Re:	Note Agreements dated as of January 1, 1995

and

$10,000,000 8.79% Senior Notes, Series A

Due January 1, 2007

and

$5,000,000 9.01% Senior Notes, Series B

Due January 1, 2007

and

$5,000,000 9.19% Senior Notes, Series C

Due January 1, 2010

To the Holders of the Notes named on Schedule I hereto	Dated as of September 5, 2002

Ladies and Gentlemen:

Reference is hereby made to the separate Note Agreements dated as of January 1, 1995 by and among Cabela’s Incorporated, a Nebraska corporation (the “Company”); and each of you (as heretofore amended by Amendment No. 1 dated as of June 30, 1997, Amendment No. 2 dated as of September 1, 2000, Amendment No. 3 dated as of October 9, 2001 (as so amended, the “Existing Note Agreements”) and as further amended by this Amendment No. 4, the “Note Agreements”) under and pursuant to which $10,000,000 aggregate principal amount of 8.79% Senior Notes, Series A due January 1, 2007 (the “Series A Notes”), $5,000,000 aggregate principal amount of 9.01% Senior Notes, Series B due January 1, 2007 (the “Series B Notes”) and $5,000,000 aggregate principal amount of 9.19% Senior Notes, Series C due January 1, 2010 (the “Series C Notes” and, collectively with the Series A Notes and the Series B Notes, the “Existing Notes”) of the Company were issued. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Note Agreements.

On June 26, 2000, the Subsidiaries of the Company consisting of (i) Cabela’s Catalog, Inc., (ii) Cabela’s Promotions, Inc., (iii) Cabela’s Retail, Inc., (iv) Cabela’s Outdoor Adventures, Inc., (v) Cabelas.com,. Inc., (vi) Cabela’s Wholesale, Inc., (vii) Cabela’s Ventures, Inc. and (viii) Van Dyke Supply Company, Inc. (the Subsidiaries being herein referred to collectively as the “Original Co-Obligor Subsidiaries”) and together with the Company (being sometimes herein referred to collectively as the “Original Obligors”) entered into an Amended and Restated Loan Agreement for Revolving Loan and Term Loan dated June 26, 2000 with the Banks referred to therein and in connection therewith certain Subsidiary guaranties of bank debt were terminated.

The Original Obligors entered into a Credit Agreement dated October 9, 2001 with the Banks referred to therein, such Credit Agreement replacing the Amended and Restated Loan

Agreement dated June 26, 2000. The Original Obligors, Wild Wings, LLC, a Minnesota limited liability company (“Wild Wings”), Cabela’s Lodging, LLC, a Nebraska limited liability company

(“Lodging”), Herter’s, LLC, a Nebraska limited liability company (“Herter’s”, together with Wild Wings, Lodging and the Original Obligors are collectively, the “Obligors”) and the Banks referred to in such Credit Agreement intend to enter into a First Amendment to Credit Agreement dated as of the Fourth Amendment Closing Date (defined in Section 3 hereto).

In connection with the foregoing, the Obligors desire that the Existing Note Agreements and the Existing Notes be amended as hereinafter set forth. Pursuant to Section 7.1 of the Existing Note Agreements, the holders of the Existing Notes must consent to such amendments. Since you are the holders of the Existing Notes in the principal amounts and in the Series as set forth opposite your names on Schedule I hereto, the Obligors hereby request that you accept the amendments as set forth below. Upon satisfaction of the conditions precedent set forth in Section 3 hereto, this instrument shall constitute an agreement which amends the Existing Note Agreements and the Existing Notes as of the Fourth Amendment Closing Date in the respects, but only in the respects, hereinafter set forth:

SECTION 1. AMENDMENTS TO NOTE AGREEMENTS.

Section 1.1 Amendment to Section 1.1. The last paragraph of Section 1.1 is hereby restated in its entirety to read as follows:

“From and after the Fourth Amendment Closing Date, the following Subsidiaries are co-obligors (the “Co-Obligor Subsidiaries”) with the Company (collectively with the Company, the “Obligors”) with respect to the Company’s obligations under the Notes and the Agreements as hereinafter provided with the result that the Company and the Co-Obligor Subsidiaries shall be jointly and severally liable with respect thereto: (i) Cabela’s Catalog, Inc., (ii) Cabela’s Promotions, Inc., (iii) Cabela’s Retail, Inc., (iv) Cabela’s Outdoor Adventures, Inc., (v) Cabelas.com, Inc., (vi) Cabela’s Wholesale, Inc., (vii) Cabela’s Ventures, Inc., (viii) Wild Wings, LLC, (ix) Cabela’s Lodging, LLC, (x) Herter’s, LLC and (xi) Van Dyke Supply Company, Inc. Upon the Fourth Amendment Closing Date, the forms of the Series A Notes, Series B Notes and Series C Notes shall be restated in their entirety in the respective forms set forth in Amendment No. 4 as Exhibit A, Exhibit B and Exhibit C, respectively, and each holder of the outstanding Notes of any such Series ( “Existing Notes”) shall receive new Notes in the form of the Exhibit for such Series executed by the Obligors with the same terms and principal amounts as, and in exchange for, such Existing Notes (the “New Notes”).”

Section 1.2 Amendments to Section 1.2. Section 1.2 is hereby restated in its entirety to read as follows:

“Section 1.2. Security for the Notes. Upon the Fourth Amendment Closing Date, the Amended and Restated Intercreditor Agreement dated as of September 1, 2000, by and among the holders of the Notes, the Banks and U.S. Bank National Association, as Collateral Agent (the “Collateral Agent”) will be revised and restated as the Amended and Restated Intercreditor Agreement dated as of September 5, 2002 (the “Revised Intercreditor Agreement”) by and among the holders of the Notes, the 2002 Noteholders (as hereinafter defined), the Banks and the Collateral Agent in the form attached to Amendment No. 4 as Exhibit E, with the Revised Intercreditor Agreement becoming effective upon the Fourth Amendment Closing Date.”

Section 1.3 Amendments to Section 5.7. Section 5.7(a)(2) is hereby restated in its entirety to read as follows:

“(2) the sum of (i) secured Consolidated Debt other than the Notes and the Bank Loans, plus (ii) unsecured Debt of all Restricted Subsidiaries (other than (x) Debt owed to the Company or to any Wholly-owned Restricted Subsidiary and (y) Debt with respect to the Notes, the Bank Loans and. the 2002 Notes, but only with respect to Restricted Subsidiaries which are Obligors under this Agreement) to exceed 25% of Total Capitalization.”

Section 1.4 Amendments to Section 5.12. Section 5.12 is hereby restated in its entirety to read as follows:

“Section 5.12. Guaranties and Restricted Subsidiary Obligors of Debt. The Company will not, and will not permit any Restricted Subsidiary to, become or be liable in respect of any Guaranty except Guaranties by the Company which are limited in amount to a stated maximum dollar exposure or constitute Guaranties of obligations incurred by any Restricted Subsidiary in compliance with the provisions of the Agreements; provided, however, that (i) the Restricted Subsidiaries which are obligors of the Bank Loans on September 5, 2002 and, under the 2002 Note Agreements on September 5, 2002, and which on the Fourth Amendment Closing Date are obligors of the Notes and the Agreements, shall be permitted to be such obligors as of the date they become such obligors and (ii) the Company which is a guarantor of the obligations of WFB under the WFB Loan Agreement pursuant to the Parent Guaranty, shall be permitted to be a guarantor as of the date it became such a guarantor.”

Section 1.5 Section 1.5. Addition of a New Section 5.18. A new Section 5.18 is hereby added to read as follows:

“Section 5.18. Joinder and Release of Subsidiaries.

(a) The Company will give not less than 10 days prior written notice of its acquisition of any Subsidiary which notice will confirm that, subject to the provisions of Section 5.18(b), such Subsidiary shall constitute an Obligor and a Restricted Subsidiary hereunder subject to all of the obligations of the Obligors hereunder as if such Subsidiary were an original Obligor hereunder as of the Fourth Amendment Closing Date. Such notice shall be accompanied by an executed copy of the joinder agreement substantially in the form of Exhibit F hereto and such other reasonable and customary closing showings and legal opinions as may be reasonably requested by the holders of at least 51 % in aggregate principal amount of outstanding Notes of each Series then outstanding to the Company. Substantially concurrently with (and within 10 days after) such Subsidiary becoming a new Obligor hereunder, the Obligors hereunder (including the New Obligor) will execute and deliver new Notes hereunder in replacement of the outstanding Notes.

(b) If any Subsidiary is released as a “Borrower” (as defined in the Bank Agreement), under the Bank Agreement (and is not then designated as a borrower or obligor under any other credit facility of the Company or any Restricted Subsidiary), such Subsidiary shall be deemed released as an Obligor under this Agreement concurrently with the Company providing you with an Officer’s Certificate. Such Officer’s Certificate shall be accompanied by evidence of such release under the Bank Agreement and shall certify that (i) at the time of such release and immediately after giving effect thereto, no Default or Event of Default existed or shall exist hereunder (ii) such Subsidiary then being released is not then a borrower or obligor under any other credit facility, and (iii) other than the payment of reasonable legal fees, no consideration was granted to any agent or lender under the Bank Agreement, directly or indirectly in connection with such release including, but not limited to, any payment of any fees, any increase in pricing, any additional Guaranty, any participation in other transactions or any other credit enhancement or other benefit.

Section 1.6 Amendments to Section 8.1. The following definition is deleted: “2001 Revised Intercreditor Agreement.” The following definitions are either added or otherwise restated:

“Amendment No. 4” shall mean Amendment No. 4 dated as of September 5, 2002 to the Agreements, as previously amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3:

“Bank Agreement” shall mean the Credit Agreement dated as of October 9, 2001 as amended by the First Amendment to Credit Agreement dated as of September 5, 2002.

“Banks” shall mean the following banks which are parties to the Bank Agreement: (i) U.S. Bank National Association, (ii) LaSalle Bank National Association, (iii) First Union National Bank, (iv) Comerica Bank and (v) Wells Fargo Bank Nebraska, N.A.; provided,, however, that as of the Fourth Amendment Closing Date, “Banks” shall mean the following banks which are parties to the Bank Agreement: (i) U.S. Bank National Association, (ii) LaSalle Bank National Association, (iii) Wachovia Bank, National Association, (iv) Comerica Bank and (v) Wells Fargo Bank Nebraska, N.A.

“Existing Notes” shall have the meaning set forth in §1.1.

“Fourth Amendment Closing Date” shall have the meaning set forth in Amendment No. 4.

“New Notes” shall have the meaning set forth in §1.1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of each Obligor whose responsibilities extend to the subject matter of such certificate.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company unless the text otherwise designates.

“2002 Note Agreements” shall mean the separate Note Purchase Agreements dated as of September 5, 2002 between the Obligors and the 2002 Noteholders.

“2002 Noteholders” shall mean Jackson National Life Insurance Company, Jackson National Life Insurance Company of New York, The Prudential Assurance Company Limited, AIG SunAmerica Life Assurance Company, First SunAmerica Life Insurance Company, General Electric Capital Assurance Company, GE Life and Annuity

Assurance Company, Teachers Insurance and Annuity Association of America, TIAA-CREF Life Insurance Company, Nationwide Life Insurance Company, Nationwide . Life and Annuity Insurance Company, Provident Mutual Life Insurance Company, Pacific Life Insurance Company, Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, MassMutual Asia Limited and Principal Life Insurance Company, and any Persons who succeeds to their respective benefits in accordance with the 2002 Note Agreements.

“2002 Notes” shall mean the Notes outstanding under the 2002 Note Agreements.

SECTION 2. OMNIBUS AMENDMENT TO EXISTING NOTES.

The Existing Notes shall be and are hereby amended in their entirety so that (i) the Series A Notes shall be in the form set forth in Exhibit A attached hereto, (ii) the Series B Notes shall be in the form set forth in Exhibit B attached hereto and (iii) the Series C Notes shall be in the form set forth in Exhibit C attached hereto.

SECTION 3. WARRANTIES AND REPRESENTATIONS.

The Obligors (including without limitation to Wild Wings, Lodging and Herter’s) represent and warrant that all representations and warranties set forth in Annex A attached hereto are true and correct as of the Fourth Amendment Closing Date.

SECTION 4. CONDITIONS PRECEDENT.

This Amendment No. 4 to Note Agreements (“Amendment No. 4 “) is subject to the following conditions precedent being fulfilled by the Company and, subject to the fulfillment of such conditions precedent, shall be effective as of September 5, 2002 (the “Fourth Amendment Closing Date”):

Section 4.1 Consent. The Obligors shall have obtained your written consent as evidenced by your signature at the foot of this Amendment No. 4.

Section 4.2 Payment of Fees and Expenses. The reasonable fees and disbursements of Chapman and Cutler, your special counsel, relating to the preparation, execution and delivery of this Amendment No. 4 and related matters shall have been paid by the Company to the extent reflected in a statement of such counsel rendered to the Company.

Section 4.3 Bank Agreement. Each of the parties thereto shall have executed and delivered the Bank Agreement in the form attached hereto as Exhibit D, which Bank Agreement shall be satisfactory to you in form and substance.

Section 4.4 Intercreditor Agreement. Each of the parties thereto shall have executed and delivered the Revised Intercreditor Agreement in the form attached hereto as Exhibit E, which Revised Intercreditor Agreement will be satisfactory to you in form and substance.

Section 4.5 Opinion of Counsel. You shall have received from Koley Jessen P.C., counsel for the Obligors, their opinion dated the Fourth Amendment Closing Date, in form are substance satisfactory to you, and covering the matters set forth in Annex 1B hereto.

Section 4.6 New Notes. Each of the New Notes in the form attached hereto as Exhibits A, B and C shall have been exchanged for the Existing Notes as provided in the amendment contained in Section 1.1 of this Amendment No. 4.

SECTION 5. MISCELLANEOUS PROVISIONS.

Section 5.1 Ratification of Note Agreements. Except as herein expressly amended, the Existing Note Agreements are in all respects ratified and confirmed. If and to the extent that any of the terms or provisions of the Note Agreements are in conflict or inconsistent with any of the terms or provisions of this Amendment No. 4, this Amendment No. 4 shall govern.

Section 5.2 Counterparts. This Amendment No. 4 may be simultaneously executed in any number of counterparts, and all such counterparts together, each as an original, shall constitute but one and the same instrument.

Section 5.3 Reference to Note Agreements. Any and all notices, requests, certificates and any other instruments, including the Notes, may refer to the Note Agreements or the Note Agreements dated as of January 1, 1995, without making specific reference to this Amendment No. 4, but all such references shall be deemed to include this Amendment No. 4.

Section 5.4 Joinder. Each of the Obligors hereby jointly and severally assumes and agrees to perform all of the terms, restrictions, obligations and conditions under the New Note Agreements and Notes, and by execution of this Fourth Amendment agrees to be bound by each and all terms of the Note Agreements and New Notes.

The execution hereof by you shall constitute an agreement between us and for the uses and purposes hereinabove set forth, and this Amendment No. 4 to Note Agreements may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

CABELA’S INCORPORATED

CABELA’S CATALOG, INC.

CABELA’S PROMOTIONS, INC.

CABELA’S RETAIL, INC.

CABELA’S OUTDOOR ADVENTURES, INC. CABELAS.COM, INC.

CABELA’S WHOLESALE, INC.

CABELA’S VENTURES, INC.

WILD WINGS, LLC

CABELA’S LODGING, INC.

HERTERS, LLC

VAN DYKE SUPPLY COMPANY, INC.

By	/s/ David A. Roehr

Its	President, Vice President or Manager

Accepted as of the Fourth

Amendment Closing Date

UNITED OF OMAHA LIFE INSURANCE COMPANY

By	/s/ Edwin H. Garrison, Jr.

Its	First Vice President

COMPANION LIFE INSURANCE COMPANY

By	/s/ Edwin H. Garrison, Jr.

Its	Authorized Represenative

MUTUAL OF OMAHA INSURANCE COMPANY

By	/s/ Edwin H. Garrison, Jr.

Its	First Vice President